Exhibit 5.1

Chen & Lin

Attorneys at Law

105   205   4

Bank Tower, 4th Floor, 205 Tun Hwa North Road,

Taipei, Taiwan 105

Tel: 886-2-2715-0270 Fax:886-2-2518-7510

E-mail:attorneys@chenandlin.com

http:// www.chenandlin.com

July 22, 2005

United Microelectronics Corporation

No. 3 Li Hsin Road II

Science Park Administration

Hsinchu, Taiwan

Republic of China

Dear Sirs:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by United Microelectronics Corporation, a corporation organized under the laws of Taiwan, Republic of China (“UMC” or the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about July 21, 2005 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 15,140,000 shares of UMC Common Stock (the “Shares” with a par value of NT$10 per share), subject to issuance by the Company upon the exercise of stock options (the “Options”) granted by UMC under the Employee Stock Option Plan for Employees and 2004 Employee Stock Option Plan for Employees. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	a certified photocopy of the Company’s Articles of Incorporation as last amended on June 13, 2005;

(2)	photocopy of the latest company registration card of the Company issued by the Science Park Administration dated June 30, 2005;

(3)	photocopies of the minutes of the respective meetings of the Company’s Board of Directors at which the respective stock option plans were adopted, dated September 23, 2003, and August 26, 2004, furnished to us by the Company;

(4)	an extract from Market Observation Post System, internet accessible database, dated July 14, 2005, showing the aggregate number of the options granted by the Company under the respective stock option plans as of such date;

(5)	the Employee Stock Option Plan for Employees, and the 2004 Employee Stock Option Plan for Employees; and

United Microelectronics Corporation

July 22, 2005

(6)	photocopies of the respective letters issued by the ROC Securities and Futures Commission (“SFC”) stating the effective date of the respective stock option plans (dated October 8, 2003 (Ref. Tai-Tsai-Jeng-(1)-Tze-0920147460) for the Employee Stock Option Plan for Employees and issued by the Financial Supervisory Commission, Executive Yuan, R.O.C. (“FSC”) dated September 30, 2004 (Ref. Chin-Kuan-Jeng-(1)-Tze-0930144470) for the 2004 Employee Stock Option Plan for Employees).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the Options under the respective stock option plan have been, or will be when granted, duly issued and the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and such additional examination. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

Based upon the foregoing, it is our opinion that the 15,140,000 Shares that may be issued and sold by the Company upon the exercise of the Options, initially in the form of the certificate of payment, when issued, sold and delivered in accordance with the applicable stock option plan and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We have also examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and documents of public officials and the Company, and we have made such investigations of such ROC laws as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, and the authenticity of the originals of such latter documents.

United Microelectronics Corporation

July 22, 2005

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2.	The Common Shares have been duly authorized and, when paid for, issued and delivered pursuant to the applicable plan, will be validly issued, fully-paid and non-assessable.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to the Registration Statement covering the Shares filed with the United States Securities and Exchange Commission on or about the date hereof. In giving this opinion, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or the regulations promulgated thereunder and we express no opinion other than as to legal matters and to the laws of the ROC. This opinion covers the laws of the ROC as of the date hereof and we shall have no obligation to update this opinion from time to time to reflect changes in such laws.

Very truly yours,

/s/ CHE-HUNG CHEN
Che-Hung Chen